Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports, in the Registration Statement (Form S-4) and related Prospectus of Targa Resources, Inc. and Targa Resources Finance Corporation for the registration of $250,000,000 of 8 1/2% Senior Notes due 2013:

(1)	Our report dated May 20, 2005, except for Notes 8 and 20, as to which the date is September 29, 2005 relating to the financial statements of Targa Resources, Inc.,

(2)	Our report dated July 29, 2005 relating to the financial statements of the Midstream Operations sold to Targa Resources, Inc.

/s/ Ernst & Young LLP

Houston, Texas

October 30, 2007